Exhibit 99.1

SpartanNash Appoints Douglas Hacker as Chairman

Hacker’s appointment follows several key leadership changes
that signal a new era for the Company

GRAND RAPIDS, Mich. – June 1, 2021 – SpartanNash Company (the “Company”) (Nasdaq: SPTN) today announced the appointment of Douglas Hacker as Chairman on its Board of Directors. The announcement follows SpartanNash’s appointments of three new executive officers, six vice presidents and 11 directors in 2021, as well as the addition of Tony Sarsam as President and CEO in September 2020.

“This is an exciting, transformational phase for SpartanNash as the Company has recently welcomed several new leaders and launched key initiatives for growth and operational excellence,” said Hacker. “I am privileged to continue serving on the Board and look forward to celebrating the team’s future successes.”

Hacker was officially voted in as Chairman after the Company’s 2021 annual shareholder meeting on May 26. He previously served as a Director of Nash Finch since 2005, prior to its merger with SpartanNash in 2013. He has acted as SpartanNash’s Lead Independent Director since May 2018, and his appointment as Chairman follows former Chairman Dennis Eidson’s retirement.

As an independent business executive, Hacker serves as Co-Chair of the Columbia Funds Board, a mutual fund complex with more than $300 billion in assets. In addition, Hacker is a Director and Chairman of the audit and investment committees for Aircastle Limited, a commercial aircraft leasing company.

Hacker was formerly the Executive Vice President of Strategy for UAL Corporation, an airline holding company, from 2002-2006. Prior to that position, he served with UAL Corporation as President of Loyalty Services from 2001-2002 and as Executive Vice President and Chief Financial Officer from 1999-2001. He also previously served as a Director for Travelport Worldwide Limited from 2016-2019 and for SeaCube Container Leasing Ltd from 2010-2014.

“With Doug’s involvement in SpartanNash dating back 16 years, he brings an incredible depth of knowledge about our business,” Sarsam said. “He shares a People First vision for our future, and I appreciate the opportunity to work with him to advance our industry leadership.”

About SpartanNash

SpartanNash (Nasdaq: SPTN) is a Fortune 400 company whose core businesses include distributing grocery products to a diverse group of independent and chain retailers, its corporate-owned retail stores and U.S. military commissaries and exchanges; as well as operating a premier fresh produce distribution network. SpartanNash serves customer locations in all 50 states and the District of Columbia, Europe, Cuba, Puerto Rico, Honduras, Iraq, Kuwait, Bahrain, Qatar and Djibouti. SpartanNash currently operates 150 supermarkets, primarily under the banners of Family Fare, Martin’s Super Markets, D&W Fresh Market, VG’s Grocery and Dan’s Supermarket. Through its MDV military division, SpartanNash is a leading distributor of grocery products to U.S. military commissaries.

Investor Contacts:	Jason Monaco	Executive Vice President and Chief Financial Officer	Jason.Monaco@spartannash.com
	Chris Mandeville Anna Kate Heller	ICR ICR	SpartanNashIR@icrinc.com SpartanNashIR@icrinc.com

Media Contact:	Adrienne Chance	Vice President Corporate Affairs and Communications	Adrienne.Chance@spartannash.com

2